UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
Registration Statement under The Securities Act of 1933

MONTAVO, INC.
(Exact name of registrant as specified in charter.)

DELAWARE	33-0619528

(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification
Number)

4957 Lakemont Blvd., Suite 239
Bellevue, Washington 98006
(Address and telephone of executive offices, including zip code.)

2009 STOCK OPTION PLAN FOR EMPLOYEES AND CONSULTANTS

(Full title of the plan)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl, LLC

1850 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

Indicate by check mark whether the registrants is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ]

Smaller reporting company

[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1][2]	Amount of Registration Fee [1][2]
Common Shares, $0.001 par value, issuable upon exercise of stock options by Grantees	6,000,000	$0.13	$780,000	$43.52
Totals	6,000,000	$0.13	$780,000	$43.52

[1] Based upon the mean between the closing bid and ask prices for common shares on June 10, 2009, in accordance with Rule 457(c).

[2] Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the price of the options as set by the Board of Directors.

PURPOSE OF AMENDMENT

On June 12, 2009, the Company filed their Registration Statement on Form S-8, SEC File No. 333-159970, filed June 12, 2009 with the Securities Exchange Commission (the “S8”).  The Company is filing this Post-Effective Amendment to the S8 for the sole purpose of correcting the Table of Contents in the 2009 Employee Stock Incentive Plan, filed as Exhibit 10.1 to the S8.  No other changes were made to the S8 or any exhibits are the remainder of those documents are incorporated herein by reference.

 ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 16th day of June, 2009.

MONTAVO, INC.

BY:	/s/ Brook lang
Brook Lang, CFO